Exhibit 99.1

LIMITED BRANDS, INC. REPORTS OCTOBER 2004 SALES

Columbus, Ohio (November 4, 2004) — Limited Brands (NYSE: LTD) reported a comparable store sales increase of 14% for the four weeks ended October 30, 2004 compared to the four weeks ended November 1, 2003. Net sales were $633.8 million compared to sales of $556.6 million last year.

The Company reported a comparable store sales increase of 1% for the third quarter ended October 30, 2004. Net sales for the third quarter were $1.891 billion, an increase of 2% compared to sales of $1.847 billion last year. Comparable store sales increased 6% for the year-to-date period and net sales were $6.080 billion compared to sales of $5.703 billion last year.

To hear further commentary provided on Limited Brands’ prerecorded October sales message, call 1-800-337-6551, followed by the passcode LTD (583), or log onto www.Limitedbrands.com for an audio replay.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Bath & Body Works, Express, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 3,835 specialty stores. Victoria’s Secret products are also available through the catalogue and www.VictoriasSecret.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this press release or the October sales call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or the October sales call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; our ability to service our debt, any debt we draw down under our credit facilities, and other any debt we incur, and the restrictions the agreements related to such debt impose upon us; our ability to implement our strategic and operational initiatives; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production; risks associated with the possible lack of availability of suitable store locations on appropriate terms and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The forward-looking information provided in this press release or the October sales call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

ADDITIONAL LEGAL INFORMATION:

This press release and the October sales call are for informational purposes only and do not constitute an offer to buy or the solicitation of an offer to sell shares of Limited Brands’ common stock. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that Limited Brands distributed to shareholders on October 7, 2004. Stockholders should read the Offer to Purchase and the related materials carefully because they contain important information. Stockholders can obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Limited Brands filed with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, toll free at 888-628-8208.

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For further information, please contact: Tom Katzenmeyer SVP, Investor, Media and Community Relations Limited Brands, Inc. 614-415-7076 www.Limitedbrands.com	For further information regarding the self-tender offer, please contact: D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 888-628-8208

LIMITED BRANDS

October 2004

Comparable Store Sales Increase (Decrease):

	October 2004	October 2003	Third Quarter 2004	Third Quarter 2003	Year-to-Date 2004	Year-to-Date 2003
Victoria’s Secret Stores	16%	4%	13%	5%	11%	4%
Bath & Body Works	11%	3%	9%	3%	13%	2%

Express	16%	(10)%	(12)%	(2)%	(3)%	(1)%
Limited Stores	5%	(7)%	(13)%	0%	(5)%	(3)%
Total Apparel	13%	(9)%	(13)%	(2)%	(4)%	(1)%
Limited Brands	14%	(2)%	1%	2%	6%	1%

Total Sales (Millions):

	Third Quarter 2004	Third Quarter 2003	Year-to-date 2004	Year-to-date 2003
Victoria’s Secret Stores	$632.0	$556.6	$2,007.0	$1,787.4
Victoria’s Secret Direct	198.1	176.8	755.0	666.6

Total Victoria’s Secret	$830.1	$733.4	$2,762.0	$2,454.0
Bath & Body Works	$350.0	$320.3	$1,162.3	$1,035.0

Express	$449.5	$503.7	$1,374.4	$1,431.0
Limited Stores	134.9	159.5	402.5	436.7

Total Apparel	$584.4	$663.2	$1,776.9	$1,867.7
Total Other	$126.4	$129.9	$378.7	$346.5

Limited Brands	$1,890.9	$1,846.8	$6,079.9	$5,703.2

Total Stores:

	Stores Operating at 1/31/04	Year-to-date		Express Integration (see note)	Stores Operating at 10/30/04
		Opened	Closed
Victoria’s Secret Stores	1,009	10	(18)	—	1,001
Bath & Body Works	1,604	8	(30)	—	1,582

Express Women	562	1	(8)	(67)	488
Express Men’s	290	—	(43)	(1)	246
Express Dual Gender	104	12	—	68	184

Total Express	956	13	(51)	—	918
Limited Stores	341	—	(9)	—	332

Total Apparel	1,297	13	(60)	—	1,250
Henri Bendel	1	1	—	—	2

Total Limited Brands	3,911	32	(108)	—	3,835

Note: “Express Integration” represents conversion of Express Women and/or Express Men stores to Express dual gender stores.